EXHIBIT 99.1

Press Release Issued by Two Rivers Water & Farming Company and GrowCo, Inc.

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GrowCo Completes Capital Raise and Begins Follow Up Raise

DENVER, Colorado – March 7, 2017 – Two Rivers Water & Farming Company (“Two Rivers” OTCQB: TURV) is pleased to announce that its subsidiary GrowCo, Inc. (“GrowCo”), has recently completed a capital raise totaling $5,000,000.  The proceeds from the raise will continue GrowCo’s build out of its Colorado marijuana grow campus in Pueblo County, Colorado and operating capital for GrowCo.  GrowCo also announced it has begun a new $2,000,000 capital raise to finalize the buildout of the Pueblo campus, including building marijuana infused products (MIPs) extraction facilities.

GrowCo’s first 90,000 square foot greenhouse and 15,000 square foot warehouse are now fully leased by two tenants, each occupying 52,500 sq ft each.  GrowCo expects its first tenant to begin harvesting in May 2017.  Once harvesting begins, it will continue weekly.  Each tenant is expecting weekly production of approximately 160 pounds of flower and 160 pounds of trim.

About Two Rivers

Two Rivers assembles its water assets by acquiring senior water rights including direct flow and water storage rights. In November 2012, Colorado legalized the personal use and cultivation of marijuana. As a result, Two Rivers is providing greenhouses and processing facilities for licensed marijuana growers in Colorado on land with water rights not currently used.  Two Rivers’ long term strategy focuses on the value of our water assets and how to monetize water for the benefit of its stakeholders, including communities near where our water assets are located.

About GrowCo

Two Rivers founded GrowCo in 2014 and is a 50% owner of the greenhouses constructed and leased to licensed marijuana growers.  GrowCo’s facilities include state-of-the-art computer-controlled greenhouses.  GrowCo is not a licensed marijuana grower or retailer.  GrowCo does not “touch the plant” and only provides growing infrastructure for marijuana growers.  GrowCo expects to expand its operations to other states over the next several years and provide licensed marijuana growers in other states with the advantages of being able to grow in a GrowCo greenhouse.

Forward-Looking Statements

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Actual results could differ from those projected in any forward-looking statements due to numerous factors, including the inherent uncertainties associated with developing and acquiring land and water resources.  There can be no assurance Two Rivers or GrowCo will be able to initiate and operate its grow facilities in accordance with its business plans.  These forward-looking statements are made as of the date of this news release, and Two Rivers and GrowCo assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:

Wayne Harding

Two Rivers Water & Farming Company
(303) 222-1000
mailto: info@2riverswater.com